EXHIBIT 99.1

Press Release

For Immediate Release

For Details Contact:		40W267 Keslinger Road
Edward J. Richardson	Robert J. Ben	PO BOX 393
Chairman and CEO	EVP & CFO	LaFox, IL 60147-0393 USA
Phone: (630) 208-2320	(630) 208-2203	(630) 208-2200 | Fax: (630) 208-2550

RICHARDSON ELECTRONICS REPORTS STRONG FIRST QUARTER RESULTS; DECLARES QUARTERLY CASH DIVIDEND

First quarter net sales increased 18.9% year over year, with growth across all three business units

First quarter net income increased 112.6% to $4.1 million, or $0.27 per common share (diluted)

Company generated free cash flow of $4.2 million for first quarter

Backlog at August 29, 2026 was $184.4 million, up 36.9% year-over-year

LaFox, IL, OCTOBER 7, 2026: Richardson Electronics, Ltd. (NASDAQ: RELL) today reported financial results for its first quarter ended August 29, 2026. The Company also announced that its Board of Directors declared a $0.06 per share quarterly cash dividend.

“Fiscal 2027 is off to an excellent start, as Richardson Electronics delivered its ninth consecutive quarter of year-over-year sales growth, expanded levels of profitability, and generated strong free cash flow. First-quarter performance continued to reflect strong demand in Power and Microwave Technologies (PMT), particularly for engineered solutions serving the semiconductor wafer fabrication equipment market, as well as distributed RF and microwave products. We also experienced significant growth in Green Energy Solutions (GES) and Canvys. Overall, our team delivered another strong operating performance,” said Edward J. Richardson, Chairman, Chief Executive Officer, and President.

“Our backlog ended the first quarter at $184.4 million, which increased year-over-year by nearly $50 million, or 36.9%, and the highest level in more than three years. While the broader economic environment remains fluid, we remain focused on driving the adoption of our engineered solutions, increasing efficiency, and executing against our long-term strategic growth priorities. We believe fiscal 2027 will be another year of profitable growth supported by the highest level of backlog in more than three years, and continued customer demand across semiconductor manufacturing, power management, energy storage, defense and specialized display solutions,” Mr. Richardson concluded.

First Quarter Results

Net sales for the first quarter of fiscal 2027 were $64.9 million, an 18.9% increase from $54.6 million in the prior year’s first quarter. All business units experienced strong year-over-year sales growth.

PMT sales increased $7.7 million, or 19.7% due to strong growth in semiconductor wafer fab and RF and Microwave products. GES sales increased $2.0 million, or 27.1% as a result of higher sales of wind products and new products, including Battery Energy Storage Systems (BESS). Canvys’ sales increased $0.6 million, or 7.9%, reflecting higher sales in North America.

Backlog grew 12.2% to $184.4 million at the end of the first quarter of fiscal 2027 versus $164.4 million at the end of fiscal 2026, primarily driven by an increase in PMT. GES backlog improved by 10.2%.

Gross margin for the first quarter was 34.6% of net sales, compared to 31.0% during the first quarter of fiscal 2026. In the first quarter of fiscal 2027, gross margin was impacted 1.7% due to an IEEPA Tariff Refund. PMT gross margin increased to 35.4%, compared to 31.3%, as a result of product mix and the IEEPA Tariff Refund. GES gross margin increased to 32.6%, from 29.6% due to product mix that included new products. Canvys gross margin increased to 33.0%, from 30.9% primarily due to the IEEPA Tariff Refund.

Operating expenses were $17.4 million, compared to $16.0 million in the first quarter of fiscal 2026. The increase in operating expenses resulted primarily from higher employee compensation expenses, including incentives driven by the strong sales growth, and higher travel expenses. As a percentage of net sales, operating expenses improved to 26.8% in the first quarter of fiscal 2027, versus 29.2% in the prior year’s first quarter.

Operating income was $5.1 million for the first quarter of fiscal 2027, compared to an operating income of $1.0 million in the prior year’s first quarter. Other expense for the first quarter of fiscal 2027, including interest income, foreign exchange and other, net, were $0.1 million, compared to other income of $1.4 million in the first quarter of fiscal 2026.

Income tax provision was $1.0 million for the first quarter of fiscal 2027, versus an income tax provision of $0.4 million in the prior year’s first quarter. The effective tax rate for the first quarter of fiscal 2027 was 19.6%.

Net income was $4.1 million for the first quarter of fiscal 2027, compared to net income of $1.9 million for the first quarter of fiscal 2026. Earnings per common share (diluted) were $0.27 in the first quarter of fiscal 2027, compared to earnings per common share (diluted) of $0.13 in the first quarter of fiscal 2026.

EBITDA was $6.0 million in the first quarter of fiscal 2027, compared to $3.3 million for the first quarter of fiscal 2026.

The Company maintained its solid financial position with cash and cash equivalents of $36.9 million as of August 29, 2026, versus $31.8 million as of May 30, 2026. Cash generated during the first quarter of fiscal 2027 primarily related to net income adjusted for non-cash items and higher accounts payable, partially offset by higher accounts receivable. The Company also invested $1.7 million during the quarter in capital expenditures, primarily related to facilities improvements and IT systems, versus $1.0 million during last year’s first quarter.

As of the end of the first quarter of fiscal 2027, the Company had no outstanding debt on its revolving line of credit with PNC Bank.

CASH DIVIDEND DECLARED

The Board of Directors of Richardson Electronics declared a $0.06 quarterly cash dividend per share to holders of common stock and a $0.054 cash dividend per share to holders of Class B common stock. The dividend will be payable on November 25, 2026, to common stockholders of record as of November 6, 2026.

NON-GAAP FINANCIAL MEASURE

In addition to the results reported in accordance with generally accepted accounting principles in the United States (GAAP) included throughout this press release, the Company has provided information regarding “EBITDA” (a “non-GAAP financial measure”). This non-GAAP financial measure reflects earnings before interest, income tax, depreciation and amortization expenses. Detailed reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in this press release.

Management believes that the disclosure of this non-GAAP financial measure provides useful information to investors in assessing the Company’s financial performance excluding items that are not considered by the Company to be indicative of the Company’s ongoing results. Our management uses this non-GAAP financial measure along with the most directly comparable GAAP financial measure in evaluating our financial performance and when planning, forecasting and analyzing future periods. The non-GAAP financial measure presented herein, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies. The non-GAAP financial measure incorporated herein is not intended to be used as a substitute for the related GAAP measurements. The non-GAAP financial measure should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.

CONFERENCE CALL INFORMATION

The Company will host a conference call and question-and-answer session on Thursday, October 8, 2026, at 9:00 a.m. Central Time, to discuss its first quarter fiscal 2027 results.

Participants may register for the call here. While not required, it is recommended you join 10 minutes prior to the event start. A replay of the call will be available beginning at 1:00 p.m. Central Time on October 8, 2026, for seven days. Registration instructions are also on our website at www.rell.com.

In addition, the webcast link is available here .

FORWARD-LOOKING STATEMENTS

This release includes certain “forward-looking” statements as defined by the Securities and Exchange Commission. Statements in this press release regarding the Company’s business that are not historical facts represent “forward-looking” statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K filed on August 3, 2026, and other reports we file with the Securities and Exchange Commission. The Company assumes no responsibility to update the “forward-looking” statements in this release as a result of new information, future events or otherwise.

ABOUT RICHARDSON ELECTRONICS, LTD.

Richardson Electronics, Ltd. is a leading global manufacturer of engineered solutions, green energy products, power grid and microwave tubes, and related consumables; power conversion and RF and microwave components including green energy solutions; tubes for diagnostic imaging equipment; and customized display solutions.

More than 55% of our products are manufactured in LaFox, Illinois, Marlborough, Massachusetts, or Donaueschingen, Germany, or by one of our manufacturing partners throughout the world. All our partners manufacture to our strict specifications and per our Supplier Code of Conduct. We serve customers in alternative energy, healthcare, aviation, broadcast, communications, industrial, marine, medical, military, scientific, and semiconductor markets. The Company’s strategy is to provide specialized technical expertise and “engineered solutions” based on our core engineering and manufacturing capabilities. The Company provides solutions and adds value through design-in support, systems integration, prototype design and manufacturing, testing, logistics, and aftermarket technical service and repair through its global infrastructure. More information is available at www.rell.com.

Richardson Electronics’ common stock trades on the NASDAQ Global Select Market under the ticker symbol RELL.

Richardson Electronics, Ltd.

Consolidated Balance Sheets

(in thousands, except per share amounts)

	Unaudited	Audited
	August 29, 2026	May 30, 2026
Assets
Current assets:
Cash and cash equivalents	$36,915	$31,779
Accounts receivable, less allowance for credit losses of $274 and $350, respectively	34,939	33,162
Inventories, net	103,280	103,020
Prepaid expenses and other assets	4,441	4,770
Total current assets	179,575	172,731
Non-current assets:
Property, plant and equipment, net	19,806	19,003
Intangible assets, net	270	285
Right of use lease assets, net	3,520	1,389
Deferred income tax assets, net	8,300	8,346
Other non-current assets	223	263
Total non-current assets	32,119	29,286
Total assets	$211,694	$202,017
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$22,648	$19,593
Accrued liabilities	14,938	15,989
Lease liabilities current	1,049	787
Total current liabilities	38,635	36,369
Non-current liabilities:
Deferred income tax liabilities	176	177
Lease liabilities non-current	2,471	602
Other non-current liabilities	1,187	1,168
Total non-current liabilities	3,834	1,947
Total liabilities	42,469	38,316
Commitments and contingencies
Stockholders’ Equity
Common stock, $0.05 par value; 12,841 and 12,588 shares issued and outstanding on August 29, 2026 and May 30, 2026, respectively	642	629
Class B common stock, convertible, $0.05 par value; 2,036 and 2,036 shares issued and outstanding on August 29, 2026 and May 30, 2026, respectively	102	102
Additional paid-in-capital	79,555	76,950
Retained earnings	85,463	82,284
Accumulated other comprehensive income	3,463	3,736
Total stockholders' equity	169,225	163,701
Total liabilities and stockholders’ equity	$211,694	$202,017

Richardson Electronics, Ltd.

Unaudited Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

	Three Months Ended
	August 29, 2026	August 30, 2025
Net sales	$64,923	$54,607
Cost of sales	42,431	37,678
Gross profit	22,492	16,929
Selling, general and administrative expenses	17,377	15,961
Operating income	5,115	968
Other (expense) income:
Interest income	121	169
Foreign exchange (loss) gain	(188)	289
Other, net	(1)	904
Total other (expense) income	(68)	1,362
Income before income taxes	5,047	2,330
Income tax provision	988	421
Net income	4,059	1,909
Foreign currency translation (loss) gain, net of tax	(273)	1,054
Comprehensive income	$3,786	$2,963

Net income per share:
Common stock - Basic	$0.28	$0.13
Class B common stock - Basic	0.25	0.12
Common stock - Diluted	0.27	0.13
Class B common stock - Diluted	0.25	0.12

Weighted average number of shares:
Common stock – Basic	12,666	12,393
Class B common stock – Basic	2,036	2,049
Common stock – Diluted	13,024	12,544
Class B common stock – Diluted	2,036	2,049

Richardson Electronics, Ltd.

Unaudited Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended
	August 29, 2026	August 30, 2025
Operating activities:
Net income	$4,059	$1,909
Adjustments to reconcile net income to cash provided by operating activities:
Unrealized foreign currency gain	(88)	(511)
Depreciation and amortization	907	971
Inventory provisions	94	102
Share-based compensation expense	695	641
Deferred income taxes	46	49
Change in assets and liabilities:
Accounts receivable	(1,744)	(2,654)
Inventories	(647)	(578)
Prepaid expenses and other assets	373	60
Accounts payable	3,062	1,626
Accrued liabilities	(1,039)	(150)
Other	155	(98)
Net cash provided by operating activities	5,873	1,367
Investing activities:
Capital expenditures	(1,697)	(1,025)
Net cash used in investing activities	(1,697)	(1,025)
Financing activities:
Proceeds from issuance of common stock	2,115	61
Cash dividends paid on common and Class B common stock	(880)	(857)
Other	(192)	(99)
Net cash provided by (used in) financing activities	1,043	(895)
Effect of exchange rate changes on cash and cash equivalents	(83)	306
Increase (decrease) in cash and cash equivalents	5,136	(247)
Cash and cash equivalents at beginning of period	31,779	35,901
Cash and cash equivalents at end of period	$36,915	$35,654

Richardson Electronics, Ltd.

Unaudited Net Sales and Gross Profit

For the First Quarter of Fiscal 2027 and 2026

($ in thousands)

By Strategic Business Unit

Net Sales

	Three Months Ended		FY27 vs. FY26
	August 29, 2026	August 30, 2025	% Change
PMT	$46,765	$39,069	19.7%
GES	9,231	7,263	27.1%
Canvys	8,927	8,275	7.9%
Total	$64,923	$54,607	18.9%

Gross Profit

	Three Months Ended
	August 29, 2026	% of Net Sales	August 30, 2025	% of Net Sales
PMT	$16,538	35.4%	$12,226	31.3%
GES	3,010	32.6%	2,150	29.6%
Canvys	2,944	33.0%	2,553	30.9%
Total	$22,492	34.6%	$16,929	31.0%

Richardson Electronics, Ltd.

Unaudited Reconciliation Between GAAP and Non-GAAP Financial Measures

For the First Quarter of Fiscal 2027 and 2026

($ in thousands)

EBITDA

	Unaudited
	($ in thousands)
	Three Months Ended
	August 29, 2026	August 30, 2025
Net income	$4,059	$1,909
Income tax provision	988	421
Depreciation & amortization	907	971
EBITDA	$5,954	$3,301